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EXHIBIT (B)

        THIS TERM LOAN AGREEMENT AND PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED (i) EXCEPT PURSUANT TO REGISTRATION THEREOF UNDER SUCH LAWS, OR (ii) UNLESS, IN THE WRITTEN OPINION OF COUNSEL ADDRESSED TO BLACK ROCK ACQUISTION CORPORATION, FROM COUNSEL REASONABLY SATISFACTORY TO BLACK ROCK ACQUISTION CORPORATION, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATION.

TERM LOAN AGREEMENT AND PROMISSORY NOTE

        THIS TERM LOAN AGREEMENT AND PROMISSORY NOTE (the "Agreement") is made and entered into this 16th day of June, 2005, by and between Black Rock Acquisition Corporation, an Indiana corporation with its principal offices at 111 Monument Circle, Suite 4800, Indianapolis, Indiana 46204 ("Borrower"), and Diamond Investments, LLC, an Indiana limited liability company with its principal offices at 111 Monument Circle, Suite 4800, Indianapolis, Indiana 46204 ("Lender").

W I T N E S S E T H:

        For value received, Borrower hereby promises to pay to the order of Lender, or its assigns, at Lender's principal office or at such other place as Lender may direct in writing to Borrower, in lawful money of the United States of America, the principal amount (the "Principal Amount") of Two Hundred Fifty-Five Thousand United States Dollars ($255,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans (as defined below) made by the Lender to the Borrower hereunder), together with interest thereon at the rate of interest and in the manner set forth herein.

        NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit now or hereafter made to or for the benefit of Borrower by Lender, the parties hereto hereby agree as follows:

ARTICLE I.

THE LOAN

        Section 1.1.    Amount of Loan and Advances.    This Agreement evidences certain advances and extensions of credit to be made on or after the date hereof pursuant to the terms and conditions hereof, and subject to the availability of cash for such purposes and the restrictions set forth in any agreement between Lender and its lenders, in Lender's sole discretion, in favor of Borrower (the "Loans"). The aggregate principal amount of the Loans shall not exceed the Principal Amount. The Loans shall be evidenced by this Agreement. Lender authorizes Borrower to record on the Schedule I to this Agreement the date and amount of each advance hereunder and the date and amount of each repayment of principal, provided, however, that any failure by Borrower to record any such information shall not relieve Borrower of its obligation to repay the outstanding principal amount of such advances, accrued interest thereon, and any other amount payable with respect thereto in accordance with the terms of this Agreement.

        Section 1.2.    Payments.    The entire unpaid principal balance of this Note, and all accrued and unpaid interest thereon and all fees and charges incurred in connection therewith, shall be due and payable on June 16, 2007 (the "Maturity Date").

        Section 1.3.    Interest.    The unpaid principal balance of this Note existing from time to time shall bear simple interest at a rate of 6.00% per annum. Interest shall be paid on actual daily balances of outstanding principal for the exact number of days the principal remains outstanding and shall be computed on the basis of a 360-day year.

        Section 1.4.    Purpose of Loan.    The proceeds of the Loan shall be used by Borrower to finance expenses associated with the acquisition of shares of common stock of Obsidian Enterprises, Inc. ("Target") in connection with the merger of Borrower and Target.

        Section 1.5.    Non-Recourse to Borrower.    Lender shall have no recourse against the Borrower for the Loans.

        Section 1.6.    Prepayment.    The Loan may be prepaid, in whole or in part, without premium or penalty, at any time in Borrower's sole discretion. All prepayments on the Loan shall, at the option of Lender, first be applied to accrued and unpaid interest on the Loan hereunder and then to unpaid principal.

ARTICLE II.

CONDITIONS PRECEDENT

        Section 2.1.    Loan Documents.    Borrower shall execute and deliver to Lender this Agreement and any other Loan documents which the Lender may reasonably require.

        Section 2.2.    Other Documents.    Lender shall have received such other approvals and documents as it may reasonably request.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

        Borrower and Lender represent and warrant as follows:

        Section 3.1.    Enforceability.    The execution and delivery of this Agreement, and the performance of the obligations they impose do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party. Borrower has full power and authority to execute this Agreement.

        Section 3.2.    Legality.    This Agreement is a valid and binding agreement, enforceable against Borrower, on the one hand, and Lender, on the other, according to its terms.

ARTICLE IV

DEFAULT

        Section 4.1.    Default/Acceleration.    The entire outstanding principal and accrued interest of the Loan shall become due immediately, without demand or notice, if prior to the Maturity Date (i) Borrower fails or refuses to pay any installment of principal or interest or any other amount due under the Loan within thirty (30) days of the date such installment became due; (ii) bankruptcy, reorganization, arrangement, or insolvency proceedings, or other proceedings or relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against Borrower or Target or any subsidiary and, if instituted are consented to or are not dismissed within 30 days after institution; or (iii) the representations and warranties made by Borrower in this Agreement are materially incorrect or misleading (each an "Event of Default").

        Section 4.2.    Presentment.    Borrower waives presentment for payment, demand, protest, notice of protest and notice of dishonor hereof.

        Section 4.3.    Remedies Cumulative.    All rights and remedies of the Lender upon an occurrence of an Event of Default shall be cumulative.

        Section 4.4.    No Advances Upon Event of Default.    Regardless of any other provision of this Agreement, in upon the occurrence of an Event of Default, Lender shall not be required to advance any further amounts under this Agreement, with out regard to whether the entire Principal Amount is outstanding.

ARTICLE V.

MISCELLANEOUS

        Section 5.1.    Severability.    If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, such provisions shall be ineffective to the extent of such prohibition without invalidating the remainder or any other remaining provisions of this Agreement, provided that after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

        Section 5.2.    No Waiver.    No failure on the part of Lender to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right hereunder preclude any other or future exercise of any right.

        Section 5.3.    Survival of Covenants Warranties and Other Representations.    Covenants, agreements, warranties and other representations made by the Borrower herein shall survive the execution and delivery of this Agreement and shall be deemed to be continuing covenants, agreements, warranties and representations of Borrower at all times while any portion of the obligations hereunder remain unpaid.

        Section 5.4.    Amendments.    This Agreement may not be amended or modified except by a writing signed by all parties to be bound by such amendment or modification.

        Section 5.5.    Entire Agreement.    This Agreement contains all the terms agreed upon by the parties with respect to the subject matter contained herein and supersedes all prior agreements, arrangements or understandings, whether oral or written, with respect to the subject matter contained herein.

        Section 5.6.    Investment Purpose.    The Lender, by acceptance of this Note, hereby represents and warrants that this Note has been acquired by Lender for investment only and not for resale or distribution hereof. The Lender, by acceptance of this Note, further understands, covenants and agrees that Borrower is under no obligation and has made no commitment to provide for registration of this Note under the Securities Act of 1933, as amended, or state securities laws, or to take such steps as are necessary to permit the sale of this Note without registration under those laws.

        Section 5.7.    Notices.    All notices, requests, demands, or other communications that are required or may be given pursuant to the terms of this Note shall be in writing and delivery shall be deemed sufficient and to have been duly given on the date of service if delivered personally or by facsimile transmission if receipt is confirmed to the party to whom notice is to be given or on the third day after mailing if mailed by registered or certified mail, and properly addressed as follows:

If to Borrower, to:	111 Monument Circle, Suite 4800 Indianapolis, Indiana 46204 Attention: Timothy S. Durham, President Fax: (317) 237-0137
Copies to:	Ice Miller One American Square Box 82001 Indianapolis, Indiana Attention: Stephen J. Hackman, Esq. Fax: (317) 592-4666
If to Lender, to:	111 Monument Circle, Suite 4800 Indianapolis, Indiana 46204 Attention: Timothy S. Durham, Managing Manager Fax: (317) 237-0137
Copies to:	111 Monument Circle, Suite 4800 Indianapolis, Indiana 46204 Attention: Neil Lucas Fax:

        or to such other address as may be specified in writing by any of the above.

        Section 5.8.    Governing Law and Construction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

        Section 5.9.    Captions.    The captions of the sections of this Note are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Note.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day, month and year first above written.

"Lender"		"Borrower"
DIAMOND INVESTMENTS, LLC		BLACK ROCK ACQUISITION CORPORATION
By:	/s/ Timothy S. Durham	By:	/s/ Timothy S. Durham
Printed:	Timothy S. Durham	Printed:	Timothy S. Durham
Title:	Managing Member	Its:	President

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  EXHIBIT (B)
TERM LOAN AGREEMENT AND PROMISSORY NOTE
ARTICLE I. THE LOAN
ARTICLE II. CONDITIONS PRECEDENT
ARTICLE III. REPRESENTATIONS AND WARRANTIES
ARTICLE IV DEFAULT
ARTICLE V. MISCELLANEOUS